TRAVELERS SERIES FUND INC.
                   SMITH BARNEY AGGRESSIVE GROWTH PORTFOLIO

		   November 1, 2003 through April 30, 2004

Issuer:		Eyetech Pharmaceuticals Inc.
Trade Date:	01/29/04
Selling Dealer:	Morgan Stanley
Purchase Shares:	1,140
Trade Price:	$21.00
Amount:		$23,940.00
% of Issue (1):	0.50% A


     (1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.

   A - Includes purchases of $606,060 by other affiliated mutual funds and discretionary accounts.